Exhibit 99.1

IVAX DIAGNOSTICS REPORTS SECOND QUARTER RESULTS

Profitability Achieved for the Second Consecutive Quarter

MIAMI—(BUSINESS WIRE)—August 13, 2008—IVAX Diagnostics, Inc. (AMEX:IVD) reported net revenues of $10,605,000 for the six months ended June 30, 2008, an increase of $538,000, or 5.3%, from net revenues of $10,067,000 for the same period in 2007. Net revenues were $5,363,000 for the second quarter of 2008, an increase of $242,000, or 4.7%, from net revenues of $5,121,000 for the second quarter of 2007. Net income for the six months ended June 30, 2008 was $642,000, compared to net loss of $701,000 for the same period in 2007, while net income for the second quarter of 2008 was $297,000, compared to net loss of $463,000 for the second quarter of 2007.

The $1,343,000 improvement in year-to-date net income and the $760,000 improvement in second quarter net income, compared to the same periods of 2007, were primarily due to reductions in expenses, contributing to higher gross profit and improved operating income. The decreases in expenses in the three and six month periods ended June 30, 2008, compared to the same periods of 2007, were primarily due to management and other personnel reductions which had begun during 2007, the impact of our decision to suspend further development of the PARSEC® System, and a bad debt expense recorded in Italy in the second quarter of 2007.

Kevin Clark, acting Chief Executive Officer and Chief Operating Officer of IVAX Diagnostics, said, “We are very excited about achieving profitability for the second consecutive quarter. The progress we are making continues to demonstrate the positive impact of our previously announced plans to contain expenses. With the debut of our promotion of the DSX TM and DS2TM automated instruments from Dynex Technologies, together with the introduction of our proprietary reagent racks for use with the Dynex instruments, at the recent Clinical Lab Expo at the American Association for Clinical Chemistry (AACC), we expect to continue to grow our business by reaching an expanded customer base. Our dedicated team continues to work to improve our company through organic growth and the development of additional strategic business and scientific relationships.”

About IVAX Diagnostics, Inc.

IVAX Diagnostics, Inc., headquartered in Miami, Florida, develops, manufactures and markets proprietary diagnostic reagents, instrumentation, and software in the United States and Italy through its three subsidiaries: Diamedix Corporation, Delta Biologicals S.r.l., and ImmunoVision, Inc. Teva Pharmaceutical Industries Limited, through its wholly-owned IVAX Corporation subsidiary, owns approximately 72% of IVAX Diagnostics, Inc.

Except for the historical matters contained herein, statements in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements involve risks and uncertainties that may affect the business and prospects of IVAX Diagnostics, Inc., including, without limitation: that IVAX Diagnostics’ efforts to contain expenses may not result in further reductions in expenses; that IVAX Diagnostics may not achieve revenue or income growth; that IVAX Diagnostics may not achieve improved financial performance on a sustained basis, or at all; that IVAX Diagnostics’ promotion of the DSXTM and DS2TM automated instruments from Dynex Technologies, together with the introduction of IVAX Diagnostics’ proprietary reagent racks for use with the Dynex instruments, may not grow IVAX Diagnostics’ business or allow IVAX Diagnostics to reach an expanded customer base; that IVAX Diagnostics may not achieve organic growth; that IVAX Diagnostics may not develop additional strategic business and scientific relationships;that, in the event IVAX Diagnostics develops additional strategic business and scientific relationships, any such relationships may not be successful or otherwise result in improved financial performance for IVAX Diagnostics; that IVAX Diagnostics may not successfully implement the change in its strategic direction to focus on the development of the Mago® 4 as a platform for marketing its kits and to place any further development of the PARSEC® System on hold indefinitely; and other risks and uncertainties that may cause results to differ materially from those set forth in the forward-looking statements. In addition to the risks and uncertainties set forth above, investors should consider the economic, competitive, governmental, technological and other risks and uncertainties discussed in IVAX Diagnostics’ filings with the Securities and Exchange Commission, including, without limitation, the risks and uncertainties discussed under the heading “Risk Factors” in such filings.

IVAX DIAGNOSTICS, INC.

RESULTS OF OPERATIONS

(Unaudited)

Period Ended June 30,	Three months		Six months
	2008	2007	2008	2007
Net revenues	$5,363,340	$5,121,164	$10,605,196	$10,067,354
Cost of sales	2,137,186	2,141,448	4,161,601	4,099,829

Gross profit	3,226,154	2,979,716	6,443,595	5,967,525

Operating expenses:
Selling	1,313,443	1,374,017	2,481,195	2,727,433
General and administrative	1,178,313	1,577,284	2,595,963	3,031,918
Research and development	438,988	608,114	888,425	1,080,124

Total operating expenses	2,930,744	3,559,415	5,965,583	6,839,475

Income (loss) from operations	295,410	(579,699)	478,012	(871,950)

Other income:
Interest income	45,004	90,483	139,804	179,466
Other income (expense), net	(9,469)	62,579	89,407	63,131

Total other income, net	35,535	153,062	229,211	242,597

Income (loss) before income taxes	330,945	(426,637)	707,223	(629,353)

Provision for income taxes	33,854	36,094	64,848	71,666

Net income (loss)	$297,091	$(462,731)	$642,375	$(701,019)

Net income (loss) per share
Basic and diluted	$0.01	$(0.02)	$0.02	$(0.03)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	27,649,887	27,649,887	27,649,887	27,649,887

Diluted	27,649,887	27,649,887	27,649,887	27,649,887

IVAX DIAGNOSTICS, INC.

CONDENSED BALANCE SHEETS

(Unaudited)

	June 30, 2008	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$3,210,450	$3,900,564
Marketable debt securities	—	1,925,000
Accounts receivable, net of allowances for doubtful accounts of $1,082,818 in 2008 and $1,052,797 in 2007	7,301,294	6,287,654
Inventories, net	4,392,040	4,013,312
Other current assets	310,700	374,579

Total current assets	15,214,484	16,501,109

Property, plant and equipment, net	2,077,653	1,845,292
Marketable securities	3,859,875	4,100,000
Equipment on lease, net	170,748	163,113
Product license	1,242,936	1,242,936
Goodwill, net	870,290	870,290
Other assets	1,121,442	1,045,592

Total assets	$24,557,428	$25,768,332

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$774,303	$1,217,408
Accrued license payable	157,945	147,184
Accrued expenses and other current liabilities	3,801,081	5,404,372

Total current liabilities	4,733,329	6,768,964

Other long-term liabilities:
Deferred tax liabilities	206,454	174,708
Other long-term liabilities	945,833	850,177

Total other long-term liabilities	1,152,287	1,024,885

Commitments and contingencies

Shareholders’ equity:
Common stock, $0.01 par value, authorized 50,000,000 shares, issued and outstanding 27,649,887 in 2008 and 2007	276,498	276,498
Capital in excess of par value	40,931,346	40,910,677
Accumulated deficit	(22,567,566)	(23,209,941)
Accumulated other comprehensive income (loss)	31,534	(2,751)

Total shareholders’ equity	18,671,812	17,974,483

Total liabilities and shareholders’ equity	$24,557,428	$25,768,332

Contact:	Duane M. Steele
IVAX Diagnostics, Inc.
305-324-2338
www.ivaxdiagnostics.com